Exhibit 10.22

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is deemed effective as of January 1, 2009, by and between AltiGen Communications, Inc., existing under the laws of the State of Delaware with its principal office located at 4555 Cushing Parkway, Fremont, CA 94538 (the “Company”), and Philip McDermott (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Company and Executive hereto, each intending to be legally bound hereby, agree as follows:

SECTION ONE

AT-WILL EMPLOYMENT

Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

SECTION TWO

DUTIES OF EXECUTIVE

A.           As of January 1, 2009 (the “Effective Date”), Executive will continue to serve as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer (CEO).  Executive will perform those duties which are normal and customary in the industry for like positions, including, but not limited to, those duties identified in the Chief Financial Officer Job Description.  Executive will be responsible to perform other such duties consistent with Executive’s position, as reasonably assigned by the CEO.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

B.           During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s policies.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

C.           Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

SECTION THREE

EXECUTIVE COMPENSATION

A.           As compensation for services that Executive will provide to the Company under the terms of this Agreement, Executive shall initially receive from the Company base compensation in the amount of Two Hundred Thousand Dollars ($200,000) per annum (the “Base Salary”).  The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

B.           In addition to the Base Salary, Executive is also eligible to receive incentive compensation, including bonuses, commission and stock options, based on factors including, but not limited to, Executive’s performance and the Company’s overall performance.  The Base Salary and all incentive compensation are referred to herein as “Total Compensation.”  Any agreement for additional incentive compensation must be set forth in a written agreement executed by both the Company and Executive.

C.           The Company shall review Executive’s compensation annually, to determine whether a change in Base Salary and/or incentive compensation is warranted as a result of Executive’s and the Company’s performance.

D.           Executive shall be eligible to participate in all Executive benefit plans now existing or hereafter established by the Company that are applicable to other executive officers of the Company according to their terms, including but not limited to, any bonus and incentive plan, stock option plan, hospital, surgical or medical benefit plan, dental plan, group health, life or disability insurance plan, pension or profit sharing plan, and any other benefit plan or arrangement made available from time to time to executive officers of the Company.

E.           Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.  In no event will Executive receive less than three (3) weeks of paid vacation time per calendar year.

F.           The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

G.           In the event of a Change of Control of the Company that occurs during the Employment Term, all of Executive’s outstanding stock options immediately will vest and become exercisable.

SECTION FOUR

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

As a condition of employment, Executive agrees to execute the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, attached hereto as Exhibit A (the “Confidentiality Agreement”).

SECTION FIVE

TERMINATION

In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Total Compensation accrued up to the effective date of termination; (b)  pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business expenses required to be reimbursed to Executive, and (e) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 6.

SECTION SIX

SEVERANCE

A.           Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, provided that Executive signs and does not revoke the Termination Certification attached as Exhibit B and a Separation Agreement and Release of Claims in a form acceptable to the Company, and provided that such Separation Agreement and Release of Claims becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the Separation Agreement and Release of Claims (such deadline, the “Release Deadline”), then subject to Section 8(B), Executive will receive: (i) payment of Executive’s Total Compensation (including any approved bonus payments) for six (6) months, less applicable tax withholdings, such amount to be  paid out in a single lump sum within ten (10) days of the date the Separation Agreement and Release of Claims becomes effective and irrevocable; (ii) full accelerated vesting with respect to the shares subject to Executive’s then outstanding, unvested equity awards and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) six (6) months following Executive’s termination, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA within the time period prescribed pursuant to COBRA), or (y)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

B.           Release.  In no event will severance payments or benefits be paid or provided until the Separation Agreement and Release of Claims actually becomes effective and irrevocable.  If the Separation Agreement and Release of Claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  It is expected that all severance under this Agreement will be exempt from Section 409A (as defined below) as a payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  However, if this is not the case, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined herein) will be paid on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the provisions of Section 409A (see Section 8(B) below).  If Executive should die before all of the severance amounts to which Executive is entitled have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

C.           Voluntary Termination Without Good Reason or Termination for Cause.  If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 5, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, subject to the terms of this agreement.

SECTION SEVEN

DEFINITIONS

A.           Cause.  For purposes of this Agreement, “Cause” is defined as (i) an act of fraud made by Executive related to Executive’s responsibilities as an employee; (ii) Executive’s material misconduct with regard to the performance of Executive’s employment duties; provided however, that Executive shall not be required to materially increase Executive’s normal business travel in accordance with Executive’s employment duties; (iii) Executive’s material violation of any Company employment policy, or (iv) Executive’s breach of any confidentiality or proprietary information agreement with the Company.

B.           Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (as discussed below) following the occurrence of any of the following, without Executive’s express written consent: (i) a material reduction of Executive’s authority, duties or responsibilities, relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material reduction in Executive’s base compensation; or (iii) a material change in the geographic location of Executive’s principal place of employment; provided that a change in either the geographic location of the Company or Executive’s principal place of employment (if other than the Company)of less than fifty (50) miles shall not be deemed to be a “material change” for purposes of this Agreement.  Notwithstanding the foregoing, Executive will not be deemed to have resigned for “Good Reason” for purposes of this Agreement unless (a) Executive provides written notice specifically identifying the acts or omissions constituting the grounds for Good Reason to the Company of the condition or event that constitutes Good Reason within thirty (30) days of its occurrence and (b) the Company has been given a period of no less than thirty (30) days to remedy the event or condition that constitutes Good Reason and has failed to do so.

C.           Change of Control.  For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events: (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Company’s Board of Directors (the “Board”), of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board within a one (1) year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.  Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A.

D.           Disability.  For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) months period as a result of Executive’s mental or physical illness or injury.

E.           Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

SECTION EIGHT

A.           Excise Tax Gross-Up.  In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Executive by the Company pursuant to this sentence.  Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Section 8 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 8(A), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(A).  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.  The Company will pay all amounts required by this Section 8(A) as soon as reasonably practicable, but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

B.           Code Section 409A.

(i)           Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Compensation Separation Benefits, if any, otherwise due to Executive on or within the six (6) month period following the Termination Date will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the Termination Date.  All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his termination of employment but prior to the six (6) month anniversary of the Termination Date, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)           Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv)           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)           This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

SECTION NINE

ASSIGNMENT

This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

SECTION TEN

NOTICES

All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Attn: Gilbert Hu AltiGen Communications, Inc 4555 Cushing Parkway Fremont, CA 94538

If to Executive:	Philip McDermott 4555 Cushing Parkway Fremont, CA 94538

SECTION ELEVEN

OTHER PROVISIONS

A.           Governing Law.  This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.

B.           Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

C.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

D.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

E.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

SECTION TWELVE

ENTIRE AGREEMENT

This Agreement, together with the Confidentiality Agreement attached as Exhibit A, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any prior agreements with the Company or its agents.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.

IN WITNESS WHEREOF each party to this agreement has caused it to be executed on the date indicated below.

ALTIGEN COMMUNICATIONS, INC.:
/s/ Gilbert Hu	Date: March 6, 2009
Gilbert Hu
Chairman and Chief Executive Officer

EXECUTIVE:
/s/ Philip McDermott	Date: March 6, 2009
Philip McDermott
Chief Financial Officer